Exhibit 11

                    COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except
 per share amounts)
                                September 10, 1994
September 11, 1993
PRIMARY
NET INCOME                           $102,509
$77,296

WEIGHTED AVERAGE COMMON
SHARES AND OTHER COMMON
STOCK EQUIVALENTS:
     COMMON STOCK OUTSTANDING         483,707
483,700
     STOCK OPTIONS                         55
0

                                      483,762
483,700

  (*)  SHARES USED IN COMPUTATION     483,762
483,700

PRIMARY EARNINGS PER SHARE           $  .2119
$.1598

FULLY DILUTED
NET INCOME                           $102,509
$77,296
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003       2,422
855
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                        $104,931
$78,151

WEIGHTED AVERAGE COMMON
SHARES AND OTHER COMMON
STOCK EQUIVALENTS:
      COMMON STOCK OUTSTANDING        483,707
483,700
      STOCK OPTIONS                        55
0
      SHARES ISSUABLE UPON
      CONVERSION OF 5% CONVERTIBLE
      SUBORDINATED DEBENTURES DUE
      2003 (AS OF DATE OF ISSUE        14,557
5,257
        JUNE 14, 1993)
                                      498,319
488,957

   (*) SHARES USED IN COMPUTATION     498,319
488,957

FULLY DILUTED EARNINGS PER SHARE     $  .2106
$.1598


(*)Note: Dilution is less than 3%. Therefore, common stock equivalents have been excluded from the total weighted average common shares.


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